EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PNK ENTERTAINMENT, INC.

(originally incorporated on July 23, 2015 under the name

PNK Holdings, Inc.)

ARTICLE I

The name of the corporation is: PNK Entertainment, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent is The Corporation Trust Company.

ARTICLE III

The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The amount of the total authorized capital stock of the corporation is 150,250,000 shares which are divided into two classes as follows:

250,000 shares of Preferred Stock having a par value of $0.01 per share; and

150,000,000 shares of Common Stock having a par value of $0.01 per share.

The designations, voting powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:

A. Preferred Stock.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

B. Common Stock.

(i) Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

(ii) Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

ARTICLE V

To the fullest extent permitted by law, any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and is deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositories shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

ARTICLE VI

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the corporation. Notwithstanding any provision of the by-laws of the corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the corporation required by law or the by-laws of the corporation, the by-laws of the corporation may also be amended, repealed or adopted by the affirmative vote of the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class.

ARTICLE VII

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE VIII

The corporation shall indemnify its officers and directors to the full extent permitted by the Delaware General Corporation Law.

ARTICLE IX

Elections of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE X

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

The business and affairs of the corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by-laws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

ARTICLE XII

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director for corporate actions as a director; provided, however, that this Article XII shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No amendment to repeal this Article XII shall apply to, or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XIII

A. Definitions. For purposes of this Article XIII, the following terms shall have the meanings specified below:

1. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. “Affiliated Companies” shall mean those entities directly or indirectly affiliated or under common Ownership or Control with the corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

3. “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and related and associated equipment and supplies.

4. “Gaming Authorities” shall mean all international, foreign, federal, state and local regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction.

5. “Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

6. “Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all rules and regulations promulgated by such Gaming Authority thereunder.

7. “Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

8. “Ownership or Control” (and derivatives thereof) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, (iii) the power to direct and manage, directly or indirectly, by agreement, contract, agency or other manner, the voting or management rights or disposition of securities of the corporation, and/or (iv) definitions of ownership or control under applicable Gaming Laws.

9. “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

10. “Redemption Date” shall mean the date specified in the Redemption Notice as the date on which the securities Owned or Controlled by an Unsuitable Person are to be redeemed by the corporation.

11. “Redemption Notice” shall mean that notice of redemption served by the corporation on an Unsuitable Person or Affiliate of an Unsuitable Person pursuant to this Article XIII. Each Redemption Notice shall set forth (i) the Redemption Date; (ii) the number of shares of securities to be redeemed; (iii) the Redemption Price and the manner of payment therefor; (iv) the place where certificates for such shares shall be surrendered for payment; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

12. “Redemption Price” shall mean the per share price for the redemption of any securities to be redeemed pursuant to this Article XIII, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price per share to be paid, that sum deemed reasonable by the corporation (which may include, in the corporation’s discretion, the original purchase price per share of the securities); provided, however, the Redemption Price, unless the Gaming Authority requires otherwise, shall in no event exceed (i) the closing sales price of the securities on the principal national securities exchange on which such shares are then listed on the trading date on the day before the Redemption Notice is deemed given to the Unsuitable Person by the corporation, or (ii) if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ National Market System, or (iii) if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by NASDAQ or another generally recognized reporting system. The Redemption Price may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the corporation elects. Any promissory note shall contain such terms and conditions as the Board of Directors determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation then applicable to the corporation or any Affiliate of the corporation or to prevent a default or event of default under, breach of, or acceleration of, any loan, promissory note, mortgage, indenture, line of credit, or other debt or financing agreement of the corporation or any Affiliate of the corporation. Subject to the foregoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of 2% per annum.

13. “Unsuitable Person” shall mean a Person who Owns or Controls any securities of the corporation or any securities of or interest in any Affiliated Company (i) that is determined by a Gaming Authority to be unsuitable to Own or Control such securities or unsuitable to be connected with a Person engaged in Gaming Activities in that Gaming Jurisdiction, or (ii) who causes the corporation or any Affiliated Company to lose or to be threatened with the loss of, or who, in the sole discretion of the Board of Directors of the corporation, is deemed likely to jeopardize the corporation’s right to the use of or entitlement to, any Gaming License.

B. Compliance with Gaming Laws. The corporation, all Persons Owning or Controlling securities of the corporation and any Affiliated Companies, and each director and officer of the corporation and any Affiliated Companies shall comply with all requirements of the Gaming Laws in each Gaming Jurisdiction in which the corporation or any Affiliated Companies conduct Gaming Activities. All securities of the corporation shall be held subject to the requirements of such Gaming Laws, including any requirement that (i) the holder file applications for Gaming Licenses with, or provide information to, applicable Gaming Authorities, or (ii) that any transfer of such securities may be subject to prior approval by Gaming Authorities, and any transfer of securities of the corporation in violation of any such approval requirement shall not be permitted and the purported transfer shall be void ab initio.

C. Finding of Unsuitability.

1. The securities of the corporation Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the corporation, out of funds legally available therefor, by action of the Board of Directors, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the corporation. If a Gaming Authority requires the corporation, or the corporation deems it necessary or advisable, to redeem such securities, the corporation shall serve a Redemption Notice on the Unsuitable Person or its Affiliate and shall purchase the securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such securities shall no longer be deemed to be outstanding and all rights of the Unsuitable Person or any Affiliate of the Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease. The Unsuitable Person shall surrender the certificates for any securities to be redeemed in accordance with the requirements of the Redemption Notice.

2. Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the loss or threatened loss of a Gaming License upon the corporation, or on the date that the Board of Directors determines that a Person is an Unsuitable Person, and until the securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, it shall be unlawful for the Unsuitable Person or any Affiliate of an Unsuitable Person (i) to receive any dividend, payment, distribution or interest with regard to the securities; (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such securities, and such securities shall not for any purposes be included in the securities of the corporation entitled to vote, or (iii) to receive any remuneration in any form from the corporation or an Affiliated Company for services rendered or otherwise.

D. Issuance and Transfer of Securities. The corporation shall not issue or cause the transfer of any securities or any interest, claim or charge thereon or thereto except in accordance with applicable Gaming Laws. The issuance or transfer of any securities in violation thereof shall be ineffective until (i) the corporation shall cease to be subject to the jurisdiction of the applicable Gaming Authorities, or (ii) the applicable Gaming Authorities shall, by affirmative action, validate said issuance or transfer or waive any defect in said issuance or transfer.

E. Indenture Restrictions. The corporation shall cause to be placed in every indenture or other operative document relating to publicly traded securities (other than capital stock) of the corporation a provision requiring that any Person or Affiliate of a Person who holds the indebtedness represented by that indenture and is found to be an Unsuitable Person shall have the interest redeemed or shall dispose of the interest in the corporation in the manner set forth in the indenture or other document.

F. Notices. All notices given by the corporation pursuant to this Article XIII, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed given at the time deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile or electronic transmission and such notice shall be deemed to be given at the time of receipt thereof, if given personally, or at the time of transmission thereof, if given by telegram, facsimile or electronic transmission.

G. Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify the corporation and its Affiliated Companies for any and all costs, including attorneys’ fees, incurred by the corporation and its Affiliated Companies as a result of such Unsuitable Person’s or Affiliate’s continuing Ownership or Control or failure to promptly divest itself of any securities in the corporation.

H. Fiduciary Obligations; Contractual Arrangements; Etc. Nothing contained in this Article XIII shall be construed (i) to relieve any Unsuitable Person (or Affiliate of such Person) from any fiduciary obligation imposed by law, (ii) to prohibit or affect any contractual arrangement which the corporation may make from time to time with any holder of securities of the corporation to purchase all or any part of shares of capital stock or other securities held by them, or (iii) to be in derogation of any action, past or future, which has been or may be taken by the Board of Directors.

I. Injunctive Relief. The corporation is entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article XIII and each holder of the securities of the corporation shall be deemed to have acknowledged, by acquiring the securities of the corporation, that the failure to comply with this Article XIII will expose the corporation to irreparable injury for which there is no adequate remedy at law and that the corporation is entitled to injunctive relief to enforce the provisions of this Article XIII.

J. Legend. The restrictions set forth in this Article XIII shall be noted conspicuously on any certificate representing securities of the corporation in accordance with the requirements of the Delaware General Corporation Law and applicable Gaming Laws.

K. Non-exclusivity of Rights. The corporation’s rights of redemption provided in this Article XIII shall not be exclusive of any other rights the corporation may have or hereafter acquire under any agreement, provision of the by-laws or otherwise.

L. Further Actions. Nothing contained in this Article XIII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation or its Affiliated Companies from the denial or threatened denial or loss or threatened loss of any Gaming License of the corporation or any of its Affiliated Companies. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations, and procedures of the corporation not inconsistent with the express provisions of this Article XIII for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XIII. Such procedures and regulations shall be kept on file with the corporation and shall be made available for inspection by the public upon request. The Board of Directors (or a committee thereof) shall have exclusive authority and power to administer this Article XIII and to exercise all rights and powers specifically granted to the Board of Directors or the corporation, or as may be necessary or advisable in the administration of this Article XIII. All such actions which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the corporation and all other Persons.

M. Severability. If any provision of this Article XIII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XIII.

N. Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board of Directors may waive any of the rights of the corporation or any restrictions contained in this Article XIII in any instance in which the Board of Directors determines that a waiver would be in the best interests of the corporation. The Board of Directors may terminate any rights of the corporation or restrictions set forth in this Article XIII to the extent that the Board of Directors determines that any such termination is in the best interests of the corporation. Except as may be required by a Gaming Authority, nothing in this Article XIII shall be deemed or construed to require the corporation to repurchase or redeem any securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been duly executed by the undersigned officer of the corporation this 18th day of April, 2016.

PNK ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
Name: Carlos A. Ruisanchez
Title: President and Chief Executive Officer